Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(5)
(Form Type)
PROCEPT BIOROBOTICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	PROCEPT BioRobotics Corporation
	Equity	Common Stock, $0.00001 par value per share	Rule 457(r)(1)	5,085,494 (2)	$33.92	$172,499,956.48	0.00011020	$19,009.50
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—	—	—		—	—	—	—	—
	Total Offering Amounts					$172,499,956.48		$19,009.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$19,009.50

(1)The filing fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price, and relates to the registrant’s Registration Statement on Form S-3 (File No. 333-273569) in accordance with Rules 456(b) and 457(r) under the Securities Act.
(2)Includes share of common stock that the underwriters have an option to purchase.